Exhibit 10.5

PROMISSORY NOTE

#4-2014

$575,000.00 US	Phoenix, Arizona

May 9, 2014

1.	FUNDAMENTAL PROVISIONS

The following terms will be used as defined terms in this Promissory Note (as it may be amended, modified, extended and renewed from time to time, the “Note”).

Lender:	DAVID C. LINCOLN, an Individual

Borrower:	Enssolutions Corporation, a Arizona corporation

Principal Amount:	$575,000 US Dollars

Interest Rate:	Two Percent (2%) Per Annum

Maturity Date:	September 28, 2014

2.	PROMISE TO PAY

For value received, Borrower promises to pay on or before May 9, 2015 to the order of David C. Lincoln, at his office at 1741 East Morten Avenue, Phoenix, Arizona 85020, or at such other place as the Lender hereof may from time to time designate in writing, the aggregate principal amount outstanding on the Borrower’s Note as shown on the Lender’s records which shall at all times be conclusive and govern together with accrued interest from the date hereof on the unpaid principal balance at the Interest Rate.

3.	INTEREST PAYMENTS

(a)	Absent an Event of Default hereunder or under any of the Note Documents, the Note shall bear interest at Two Percent (2%) per annum. Throughout the term of this Note, interest shall be calculated on a daily basis and paid monthly with the final interest and principal due at maturity.

(b)	All payments of principal and interest due hereunder shall be made (i) without deduction of any present and future taxes, levies, imports, deductions, charges or withholdings, which amounts shall be paid by Borrower, and (ii) without any other set off. Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by the holder hereof is not less than that required by this Note.

4.	COLLATERAL

None

5.	PREPAYMENT

(a)	Borrower may prepay the Loan, in whole or in part, at any time without penalty or premium.

5.	LAWFUL MONEY

Principal and interest are payable in lawful money of the United States of America.

6.	APPLICATION OF PAYMENTS/LATE CHARGE.

Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges, provided, however, upon delinquency or other default, Lender reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Lender may from time to time determine in his sole discretion.

7.	EVENT OF DEFAULT.

The occurrence of any of the following shall be deemed to be an event of default (“Event of Default”) hereunder:

(a)	default in the payment of principal or interest when due pursuant to the terms hereof and the expiration of ten (10) days after written notice of such default from Lender to Borrower; or

8.	ATTORNEYS’ FEES.

If this Note is not paid when due or if any Event of Default occurs, Borrower promises to pay all costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings (whether at the trial or appellate level)).

9.	SEVERABILITY.

If any provision of this Note is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

10.	CHOICE OF LAW.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

Enssolutions Corporation, an
Arizona Corporation

By:	/s/ Darren R. Dierich
Darren R. Dierich
As Chief Financial Officer and not personally

By:	/s/ David C. Lincoln
David C. Lincoln

Date: May 9, 2014

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